USVC VENTURE CAPITAL ACCESS FUND 486BPOS

Exhibit.(k)(7)

USVC Venture Capital Access Fund

140 Lakeside Avenue, Suite 100

Seattle, WA 98122

May 15, 2026

Re: Waiver of Reimbursement for Expenses

Pursuant to this waiver letter agreement (this “Waiver Letter”), AngelList Asset Management, LLC (the “Adviser”) hereby agrees to waive any reimbursement by USVC Venture Capital Access Fund (the “Fund”), for any organizational costs and the initial offering costs associated with the Fund’s continuous offering of shares that the Adviser incurred on the Fund’s behalf that were otherwise reimbursable to the Adviser pursuant to the Second Amended and Restated Expense Reimbursement Agreement, dated as of November 24, 2025, by and among the Fund and the Adviser.

No waiver of any provision of this Waiver Letter, nor consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by a duly authorized officer of the party to be charged with the waiver or consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

This Waiver Letter shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”). To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

This Waiver Letter may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

[Remainder of Page Intentionally Blank]

Very truly yours,

AngelList Asset Management, LLC

By:	/s/ Erik Syvertsen
Name:	Erik Syvertsen
Title:	Chief Executive Officer

[Signature page to USVC Waiver Letter]

ACKNOWLEDGED AND AGREED:

USVC Venture Capital Access Fund

By:	/s/ Erik Syvertsen
Name:	Erik Syvertsen
Title:	President